Exhibit 15(iii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K


                             FUNDMANAGER PORTFOLIOS

                AMENDED AND RESTATED DISTRIBUTION PLAN SUPPLEMENT

                             INTERNATIONAL PORTFOLIO

      WHEREAS, FundManager Portfolios (the "Trust") is an open-end investment company organized as a Delaware business trust which consists of separate series (or sub-trusts) of shares of beneficial interest which may be divided into one or more classes of shares of beneficial interest as may be established and designated by the Trustees from time to time; and

      WHEREAS, the Trust has adopted a Master Distribution Plan ("Plan") on March 14, 1995, as amended and restated on June 13, 1995 and November 11, 1996, which provides that the Plan shall pertain to the Financial Adviser Class shares ("Financial Adviser Class Shares") of such series as shall be designated from time to time by the Trustees of the Trust in any Supplement to the Plan; and

      WHEREAS, International Portfolio (the "Fund") is a separate series of the Trust with a class of shares of beneficial interest designated as Financial Adviser Class Shares.

      NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

            1. As provided in paragraph 1 of the Plan, the Trust hereby adopts the Plan on behalf the Financial Adviser Class Shares of the Fund, the terms and conditions of such Plan being hereby incorporated herein by reference;

            2. The term "Fund" as used in the Plan shall refer to the Fund; and

            3. As provided in paragraph 2 of the Plan, the Distributors shall be reimbursed for such costs, expenses or payments as set forth in the Plan, subject to an annual limit with respect to the Fund of 0.50% of the fund's average daily net assets attributable to its Financial Adviser Class Shares.


                                    FundManager Portfolios

                                    By:  /s/ Edward C. Gonzales
                                    Name:  Edward C. Gonzales
                                    Title:  Executive Vice President








Adopted on May 31, 1997.